Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Investment Quality
Municipal Fund, Inc.
811-06178

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012.

Final voting results for May 8, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class

Preferred shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
              7,828,824
                            1,123
   Against
                 648,689
                                 -
   Abstain
                 392,181
                                 -
   Broker Non-Votes
              2,009,520
                                 -
      Total
            10,879,214
                            1,123



To approve the new fundamental policy
relating to the Funds ability to make loans.


   For
              7,815,096
                            1,123
   Against
                 642,167
                                 -
   Abstain
                 412,431
                                 -
   Broker Non-Votes
              2,009,520
                                 -
      Total
            10,879,214
                            1,123

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168